Exhibit 99.1

THE CHILDREN’S PLACE REPORTS RECORD FOURTH QUARTER

AND FULL YEAR 2021 GROSS MARGIN, OPERATING MARGIN AND EPS

Q4 GAAP Earnings per Diluted Share of $2.68 versus

GAAP Earnings per Diluted Share of $0.53 in Q4 2020

Q4 Adjusted Earnings per Diluted Share of $3.02 versus

Adjusted Earnings per Diluted Share of $1.01 in Q4 2020

Full Year GAAP Earnings per Diluted Share of $12.59 versus

GAAP Loss per Diluted Share of ($9.59) in Fiscal 2020

Full Year Adjusted Earnings per Diluted Share of $13.40 versus

Adjusted Loss per Diluted Share of ($3.65) in Fiscal 2020

Secaucus, New Jersey – March 9, 2022 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year ended January 29, 2022.

Jane Elfers, President and Chief Executive Officer announced, “We delivered another outstanding quarter with gross margin, operating margin, and EPS all at record levels. Since the onset of the pandemic, our accelerated strategic reset to a digital first company has delivered impressive results; for FY2021 we achieved a 15.1% adjusted operating margin versus 6.0% in 2019, we delivered a 41.6% gross margin, a 660 basis point improvement versus 35.0% in 2019, our operating income was $289 million versus our full year 2019 operating income of $111 million, a $178 million increase, we delivered a 2% increase in net sales in 2021 versus 2019 despite having 256, or 28% fewer stores and we delivered EPS of $13.40 versus $5.36 in 2019.”

Ms. Elfers continued, “I want to thank all of our associates for their hard work in delivering these industry-leading results, particularly with all of the challenges we have faced in the last 24 months.”

Ms. Elfers concluded, “We are facing significant headwinds in 2022 including decade-high cotton pricing, record inflation, lapping unprecedented stimulus payments from last year, and continued global freight disruptions. However, we believe that the accelerated structural reset to a digital first company that we have accomplished since the onset of the pandemic now positions us to deliver EPS and operating margins significantly above pre-pandemic levels and to establish double digit EPS and double digit operating margin as our new baseline for FY 2022 and beyond.”

Fourth Quarter 2021 Results

Net sales increased $34.9 million, or 7.4%, to $507.8 million in the three months ended January 29, 2022 from $472.9 million in the three months ended January 30, 2021, primarily driven by strong customer response to our product assortment and the strategic reset of our pricing and promotions partially offset by the impact of permanent store closures. Comparable retail sales increased 13.3% for the quarter.

Gross profit increased $54.0 million to $193.8 million in the three months ended January 29, 2022, compared to $139.8 million in the three months ended January 30, 2021. Adjusted gross profit increased $50.0 million to $193.9 million in the three months ended January 29, 2022, compared to $143.9 million in the comparable period last year, and leveraged 776 basis points to 38.2% of net sales, compared to 30.4% of net sales last year, primarily as a result of higher merchandise margins in our stores, digital, and wholesale channels resulting from significant increases in AUR due to the impact of our strategic pricing and promotion changes, the leverage of fixed expenses resulting from the increase in net sales, and lower e-commerce fulfillment costs resulting from our continuing cost optimization initiatives, partially offset by higher occupancy expenses due to rent abatements of $12.9 million recognized during the fourth quarter of fiscal 2020.

Selling, general, and administrative expenses were $121.2 million in the three months ended January 29, 2022, compared to $108.8 million in the three months ended January 30, 2021.  Adjusted SG&A was $119.0 million in the three months ended January 29, 2022, compared to $102.7 million in the comparable period last year, and deleveraged 172 basis points to 23.4% of net sales, primarily as a result of higher marketing spend, including to support the launch of Sugar & Jade, and higher incentive compensation expense.

Operating income increased $43.7 million to $58.1 million in the three months ended January 29, 2022, compared to $14.4 million in the three months ended January 30, 2021. Adjusted operating income increased $35.2 million to $61.2 million in the three months ended January 29, 2022, compared to $26.0 million in the comparable period last year, and leveraged 656 basis points to 12.1% of net sales.

Net interest expense was $5.6 million in the three months ended January 29, 2022, which included a charge of $3.7 million related to the refinancing of the Company’s previous term loan and revolving credit facility.  Excluding that charge, net interest expense was $1.9 million in the three months ended January 29, 2022, compared to $4.1 million in the three months ended January 30, 2021.  The decrease in interest expense was due to lower interest rates as a result of the refinancing of our credit facilities during the quarter and a lower average debt balance.

Net income increased $31.2 million to $39.0 million, or $2.68 per diluted share, in the three months ended January 29, 2022, compared to net income of $7.8 million, or $0.53 per diluted share, in the three months ended January 30, 2021. Adjusted net income increased $29.1 million to $44.0 million, or $3.02 per diluted share, compared to adjusted net income of $14.9 million, or $1.01 per diluted share, in the comparable period last year.

Fiscal 2021 Results

Net sales increased $392.8 million, or 25.8%, to $1.915 billion in the twelve months ended January 29, 2022, compared to $1.523 billion in the twelve months ended January 29, 2021, primarily driven by strong customer response to our product assortment, strategic pricing and promotion changes, and the unprecedented level of stimulus and enhanced child tax credit payments to our customers resulting from the government pandemic relief legislation.  Our fiscal year 2021 net sales were negatively impacted by permanent and temporary store closures and the impact of reduced operating hours in our mall stores, as mandated by the mall owners.  Our fiscal year 2020 net sales were negatively impacted by the initial onset of the COVID-19 pandemic.  Comparable retail sales increased 31.3% for the twelve months ended January 29, 2022.

Gross profit increased $461.4 million to $794.7 million in the twelve months ended January 29, 2022, compared to $333.3 million in the twelve months ended January 30, 2021. Adjusted gross profit increased $387.4 million to $796.2 million in the twelve months ended January 29, 2022, compared to $408.8 million in the comparable period last year, and leveraged 1,472 basis points to 41.6% of net sales, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, higher merchandise margins resulting from significant AUR increases in both our digital and stores channels due to the impact of strategic pricing and promotion changes, lower occupancy expenses due to rent abatements of $12.1 million, favorable lease negotiations, and permanent store closures, and lower e-commerce fulfillment costs, resulting from our continuing cost optimization initiatives.

Selling, general, and administrative expenses were $459.2 million in the twelve months ended January 29, 2022, compared to $428.2 million in the twelve months ended January 30, 2021. Adjusted SG&A was $452.1 million in the twelve months ended January 29, 2022, compared to $402.1 million in the comparable period last year due to higher incentive compensation expense and higher marketing spend, and leveraged 281 basis points to 23.6% of net sales, compared to 26.4% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales.

Operating income increased $475.5 million to $275.6 million in the twelve months ended January 29, 2022, compared to operating loss of ($199.9) million in the twelve months ended January 30, 2021. Adjusted operating income increased $345.3 million to $288.6 million in the twelve months ended January 29, 2022, compared to adjusted operating loss of ($56.7) million in the comparable period last year, and leveraged 1,879 basis points to 15.1% of net sales, compared to (3.7%) of net sales last year.

Net interest expense was $18.6 million in the twelve months ended January 29, 2022, which included a charge of $3.7 million related to the refinancing of the Company’s previous term loan and revolving credit facility.  Excluding that charge, net interest expense was $14.9 million in the twelve months ended January 29, 2022, compared to $11.8 million in the twelve months ended January 30, 2021.  The remaining increase in interest expense was driven by a higher average debt balance and the higher interest rates associated with the revolving credit facility and term loan for the first nine months of fiscal 2021, prior to their refinancing in the fourth quarter.

Net income increased $327.6 million to $187.2 million, or $12.59 per diluted share, in the twelve months ended January 29, 2022, compared to net loss of ($140.4) million, or ($9.59) per diluted share, in the twelve months ended January 30, 2021.  Adjusted net income increased $252.7 million to $199.3 million, or $13.40 per diluted share, compared to adjusted net loss of ($53.4) million, or ($3.65) per diluted share, in the comparable period last year.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, adjusted operating income (loss), and adjusted interest expense are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

For the three months ended January 29, 2022, the Company’s adjusted results exclude net expenses of $0.1 million comprising certain items, which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $6.7 million for the three months ended January 29, 2022, including a prepayment fee and write-off of certain deferred costs associated with the early pay down of its previous term loan facility, restructuring costs, asset impairment charges, fleet optimization costs, and accelerated depreciation, all of which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $1.9 million.

For the twelve months ended January 29, 2022, the Company’s adjusted results exclude net expenses of $3.1 million comprising certain items, which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $13.5 million for the twelve months ended January 29, 2022, including a prepayment fee and write-off of certain deferred costs associated with the early pay down of its term loan facility, accelerated depreciation, fleet optimization costs, asset impairment charges, restructuring costs, and contract termination costs, all of which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $4.5 million.

Store Update

As of January 29, 2022, all of the Company’s retail store locations were open to the public in the United States, Canada, and Puerto Rico.

Consistent with the Company’s store fleet optimization initiative, the Company permanently closed 78 stores in the twelve months ended January 29, 2022, bringing our total closures to 256 closures since the onset of the COVID-19 pandemic versus our previously announced target of 300 store closures, given our ability to secure favorable lease terms.  The Company is planning to close approximately 40 stores in fiscal 2022.

The Company ended the quarter with 672 stores and square footage of 3.2 million, a decrease of 10% compared to the prior year. The Company permanently closed 78 stores in fiscal 2021, and since the Company’s fleet optimization initiative was announced in 2013, it has permanently closed 527 stores.

Balance Sheet and Cash Flow

As of January 29, 2022, the Company had $54.8 million of cash and cash equivalents and $175.3 million outstanding on its revolving credit facility.  Additionally, the Company generated $65.8 million and $133.3 million in operating cash flows in the three months and twelve months ended January 29, 2022, respectively.

During the three months ended January 29, 2022, the Company repurchased 507 thousand shares for $40.5 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.  During the twelve months ended January 29, 2022, the Company repurchased 1.0 million shares for $85.8 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.  As of January 29, 2022, $257.3 million remained available for future share repurchases under the Company’s existing share repurchase program.  Since the beginning of fiscal 2009, the Company has returned a total of $1.5 billion of capital to shareholders in the form of share repurchases and dividends.

Inventories were $428.8 million as of January 29, 2022, compared to $388.1 million in the same period last year.

The Company refinanced both its revolving credit facility and term loan in the fourth quarter of fiscal 2021, resulting in lower interest rates, extended 5-year terms, more favorable reporting requirements and increased flexibility under covenants, and the pay down of our term loan by $29 million.

Outlook

Due to a lack of near-term visibility to top line demand based on the unprecedented stimulus released into the economy one year ago, the Company will not be providing EPS guidance. However, as a result of the accelerated structural reset to a digital first company that the Company has accomplished since the onset of the pandemic, the Company expects to deliver double digit EPS and double digit operating margin for Fiscal Year 2022.

Conference Call Information

The Children’s Place will host a conference call on Wednesday, March 9, 2022 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year fiscal 2021 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio transcript will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree” and “Sugar & Jade” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com and www.sugarandjade.com and, as of January 29, 2022, the Company had 672 stores in the United States, Canada, and Puerto Rico and the Company’s seven international franchise partners had 211 international points of distribution in 16 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2021. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of the CARES Act and other legislation related to the COVID-19 pandemic, and any changes to the CARES Act or such other legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, or foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

(Tables follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$507,803	$472,897	$1,915,364	$1,522,598
Cost of sales	313,961	333,118	1,120,624	1,189,347
Gross profit	193,842	139,779	794,740	333,251
Selling, general and administrative expenses	121,248	108,792	459,169	428,234
Depreciation and amortization	14,260	16,000	58,417	66,405
Asset impairment charges	252	598	1,506	38,527
Operating income (loss)	58,082	14,389	275,648	(199,915)
Interest expense, net	(5,552)	(4,101)	(18,618)	(11,843)
Income (loss) before provision (benefit) for income taxes	52,530	10,288	257,030	(211,758)
Provision (benefit) for income taxes	13,527	2,524	69,859	(71,393)
Net income (loss)	$39,003	$7,764	$187,171	$(140,365)

Earnings (loss) per common share
Basic	$2.73	$0.53	$12.82	$(9.59)
Diluted	$2.68	$0.53	$12.59	$(9.59)

Weighted average common shares outstanding
Basic	14,269	14,642	14,597	14,631
Diluted	14,543	14,769	14,870	14,631

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income (loss)	$39,003	$7,764	$187,171	$(140,365)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	135	4,865	3,085	22,495
Restructuring costs	1,127	3,172	2,345	10,509
Accelerated depreciation	584	809	2,858	2,980
Fleet optimization	1,031	2,129	2,375	3,400
Contract termination costs	—	—	750	—
Asset impairment charges	252	599	1,506	38,528
Loss on debt refinancing	3,679	—	3,679	—
Accounts receivable	—	—	—	1,081
Inventory provision	—	—	—	63,247
Gymboree integration costs	—	—	—	640
Legal reserve	—	—	—	302
Aggregate impact of non-GAAP adjustments	6,808	11,574	16,598	143,182
Income tax effect(1)	(1,851)	(3,027)	(4,523)	(37,880)
Impact of CARES Act	—	(1,381)	—	(18,309)
Net impact of non-GAAP adjustments	4,957	7,166	12,075	86,993

Adjusted net income (loss)	$43,960	$14,930	$199,246	$(53,372)

GAAP net income (loss) per common share	$2.68	$0.53	$12.59	$(9.59)

Adjusted net income (loss) per common share	$3.02	$1.01	$13.40	$(3.65)

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Fourth Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Operating income (loss)	$58,082	$14,389	$275,648	$(199,915)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	135	4,865	3,085	22,495
Restructuring costs	1,127	3,172	2,345	10,509
Accelerated depreciation	584	809	2,858	2,980
Fleet optimization	1,031	2,129	2,375	3,400
Contract termination costs	—	—	750	—
Asset impairment charges	252	599	1,506	38,528
Accounts receivable	—	—	—	1,081
Inventory provision	—	—	—	63,247
Gymboree integration costs	—	—	—	640
Legal reserve	—	—	—	302
Aggregate impact of non-GAAP adjustments	3,129	11,574	12,919	143,182

Adjusted operating income (loss)	$61,211	$25,963	$288,567	$(56,733)

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Gross profit	$193,842	$139,779	$794,740	$333,251

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	55	3,428	1,442	11,632
Fleet optimization	—	643	—	643
Inventory provision	—	—	—	63,247
Aggregate impact of non-GAAP adjustments	55	4,071	1,442	75,522

Adjusted gross profit	$193,897	$143,850	$796,182	$408,773

	Fourth Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Selling, general and administrative expenses	$121,248	$108,792	$459,169	$428,234

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	(80)	(1,437)	(1,643)	(10,863)
Restructuring costs	(1,127)	(3,172)	(2,345)	(10,509)
Fleet optimization	(1,031)	(1,486)	(2,375)	(2,757)
Accounts receivable	—	—	—	(1,081)
Contract termination costs	—	—	(750)	—
Gymboree integration costs	—	—	—	(640)
Legal reserve	—	—	—	(302)
Aggregate impact of non-GAAP adjustments	(2,238)	(6,095)	(7,113)	(26,152)

Adjusted selling, general and administrative expenses	$119,010	$102,697	$452,056	$402,082

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 29,	January 30,
	2022	2021*
Assets:
Cash and cash equivalents	$54,787	$63,548
Accounts receivable	21,863	39,534
Inventories	428,813	388,141
Prepaid expenses and other current assets	76,075	55,860
Total current assets	581,538	547,083

Property and equipment, net	155,006	181,801
Right-of-use assets	194,653	283,624
Tradenames, net	71,692	72,492
Other assets, net	34,571	55,127
Total assets	$1,037,460	$1,140,127

Liabilities and Stockholders' Equity:
Revolving loan	$175,318	$169,778
Accounts payable	183,758	252,124
Current portion of operating lease liabilities	91,097	174,585
Accrued expenses and other current liabilities	141,653	122,012
Total current liabilities	591,826	718,499

Long-term debt	49,685	75,346
Long-term portion of operating lease liabilities	134,761	214,173
Other long-term liabilities	35,716	38,732
Total liabilities	811,988	1,046,750

Stockholders' equity	225,472	93,377
Total liabilities and stockholders' equity	$1,037,460	$1,140,127

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	January 29, 2022	January 30, 2021
Net income (loss)	$187,171	$(140,365)
Non-cash adjustments	222,341	200,554
Working capital	(276,236)	(95,906)
Net cash provided by (used in) operating activities	133,276	(35,717)

Net cash used in investing activities	(29,290)	(30,374)

Net cash provided by (used in) financing activities	(112,741)	60,929

Effect of exchange rate changes on cash and cash equivalents	(6)	223

Net decrease in cash and cash equivalents	(8,761)	(4,939)

Cash and cash equivalents, beginning of period	63,548	68,487

Cash and cash equivalents, end of period	$54,787	$63,548